Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, January 25, 2013	Rich Sheffer (952) 887-3753

DONALDSON COMPANY INCREASES QUARTERLY CASH DIVIDEND

MINNEAPOLIS, January 25, 2013 — Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors has increased the quarterly common stock cash dividend by 11 percent, from 9 cents per share to 10 cents per share.

The Board declared a regular cash dividend of 10 cents per share, payable March 8th to Shareholders of record as of February 15th. As of December 31st, there were approximately 146,600,000 shares outstanding.

The current declaration is the 230th consecutive quarterly cash dividend paid by Donaldson over a time span of 57 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 13,000 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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